NEWS FOR IMMEDIATE RELEASE
February 23, 2006

For Further Information Contact:
Paul M. Limbert
President & CEO
                                   or
                                Robert H. Young
                                Executive VP & CFO
                                (304) 234-9000

                                Nasdaq Trading Symbol: WSBC

WesBanco Increases Quarterly Cash Dividend To Its Shareholders

Wheeling, WV. . . WesBanco, Inc. (Nasdaq:WSBC) today announced an increase in the quarterly cash dividend to be paid to its shareholders to $.265 per common share from $.26 per common share. Paul M. Limbert, President and Chief Executive Officer of the multi-state bank holding company headquartered in Wheeling, West Virginia, said that the increased dividend would be payable on April 1, 2006 to shareholders of record on March 10, 2006.

This cash dividend increase marks the twenty-first consecutive year of common stock cash dividend increases for WesBanco. Over the past ten years, the quarterly cash dividend has increased 78%, from the $.173 paid per common share for the first quarter of 1996, to the current quarterly cash dividend of $.265 per share.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on improved earnings in 2005 and WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $1.06 per common share, or a 1.9% increase over cash dividend paid during 2005.

WesBanco is a multi-state bank holding company with total assets of approximately $4.4 billion, currently operating through 85 banking offices, two loan production offices, and 125 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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